EXHIBIT 10.28

Wells Fargo Bank Minnesota, National Association	Fourth Amendment

THIS FOURTH AMENDMENT (the “Fourth Amendment”) dated to be effective as of November 27, 2000 is between WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION (the “Bank”) successor by consolidation to Norwest Bank Minnesota South, National Association and WINLAND ELECTRONICS, INCORPORATED (the “Borrower”).

BACKGROUND

The Borrower and the Bank entered into a Term Loan and Credit Agreement dated as of July 31, 1998, which agreement was amended by First Amendment dated October 23, 1998, a Second Amendment dated as of September 29, 1999, and a Third Amendment dated as of September 26, 2000 (as amended, the “Agreement”), pursuant to which the Bank extended to the Borrower 1) a $3,500,000.00 revolving line of credit (the “Line”), 2) a $168,368.75 term loan, and 3) a $363,726.00 term loan (together, the “Term Loans”).  Borrowings under the Line are currently evidenced by a revolving note dated the date of the Third Amendment (the “2000 Revolving Note”).  The Borrower’s obligations to the Bank under the Term Loans are evidenced by Term Notes dated July 31, 1998 and September 29, 1999 (the “Term Notes”).

The Borrower has requested that the Bank grant a new revolving line in the amount of $1,000,000.00.  The Bank is willing to grant this request subject to the terms and conditions of this Fourth Amendment.  Capitalized terms not otherwise defined in this Fourth Amendment shall have the meaning given them in the Agreement.

In consideration of the above premises, the Bank and the Borrower agree that the Agreement is hereby amended as of the date of this Fourth Amendment as follows:

1.         A new Section 1A is hereby added to the Agreement to read as follows:

1A.1	Second Line of Credit Amount. During the Second Line Availability Period defined below, the Bank agrees to provide a revolving line of credit (the “Second Line”) to the Borrower. Outstanding amounts under the Second Line shall not, at any one time, exceed the lesser of availability under the Borrowing Base or One Million and 00/100 Dollars ($1,000,000.00).

1A.2	Line Availability Period. The “Second Line Availability Period” shall mean the period of time from the Effective Date or the date on which all conditions precedent described in this Agreement have been met, whichever is later, to the Second Line Expiration Date of August 31, 2001.

1A.3	The Second Revolving Note. The Borrower’s obligation to repay advances under the Second Line shall be evidenced by a single promissory note (the “Second Revolving Note”) dated as of the Effective Date, and in form and content acceptable to the Bank. Reference is made to the Second Revolving Note for interest rate and repayment terms.

2.         Section 1.4 of the Agreement is hereby amended to read as follows:

1.4	Mandatory Prepayment. If at any time the principal outstanding under the Revolving Note, the Second Revolving Note and the Term Notes exceeds the Borrowing Base, the Borrower must immediately prepay the Revolving Note or Second Revolving Note in an amount sufficient to eliminate the excess.

3.         A new Section 4.2 is hereby added to the Agreement to read as follows:

4.2	Default Interest Rate. Notwithstanding the language contained in any of the Notes, upon the violation of any financial covenant contained in this Agreement, the Bank may, at its option, increase the interest rate on the Notes to 1.25% above the Base Rate, floating. Such increase shall be in addition to any other rights or remedies that the Bank may have and shall apply regardless of whether or not the Bank has waived such covenant violation.

4.         Section 8.2(c) is hereby deleted and restated as follows:

(c)	Total Liabilities to Tangible Net Worth Ratio. Maintain a ratio of total liabilities to Tangible Net Worth of less than 2.20 to 1.0 as of the end of each fiscal year.

5.         Exhibits A–1 and A–2 to the Agreement are hereby replaced with the Exhibits A–1 and A–2 to this Amendment.

6.         To reflect the addition of the Second Line, the Borrower will execute and deliver to the Bank a new promissory note in form and content acceptable to the Bank (the “Second Revolving Note”).  Each reference in the Agreement to the “Notes” shall be deemed to include the Second Revolving Note dated as of the date of this Fourth Amendment.

7.         The Borrower hereby represents and warrants to the Bank as follows:

                        A.        The Agreement as amended by this Fourth Amendment remains in full force and effect.

                        B.         The Borrower has no knowledge of any default under the terms of the Agreement or any note evidencing any of the obligations of the Borrower that are documented in the Agreement, or of any event that with notice or the lapse of time or both would constitute a default under the Agreement or any such notes.

                        C.        The execution, delivery and performance of this Fourth Amendment and all related documentation described in this Fourth Amendment are within its corporate powers, have been duly authorized and are not in contravention of law or the terms of the Borrower’s articles of incorporation or by–laws, or of any undertaking to which the Borrower is a party or by which it is bound.

                        D.  The resolutions set forth in the Corporate Certificate of Authority dated March 26, 1997 and delivered by the Borrower to the Bank have not been amended or rescinded, and remain in full force and effect.

IN WITNESS WHEREOF, the Bank and Borrower have executed this Fourth Amendment as of the date and year first above written.

WELLS FARGO BANK MINNESOTA,
NATIONAL ASSOCIATION		WINLAND ELECTRONICS, INCORPORATED

By:	/s/ Illegible	By:	/s/ W. K. Hankins

Its:	Assistant Vice President	Its:	CEO

EXHIBIT A-1

BORROWING BASE DEFINITION

“Borrowing Base” means the sum of 80% of Eligible Accounts Receivable (as defined below) plus 60% of Eligible Inventory (as defined below), plus 25% of work-in-process.

Eligible Accounts Receivable means all accounts receivable except those which are:

1) Greater Than 60 days past the invoice date.
2) Due from an account debtor, 10% or more of whose accounts owed to the Borrower are more than 60 days past the invoice date.
3) Subject to offset or dispute.
4) Due from an account debtor who is subject to any bankruptcy proceeding.
5) Owed by a shareholder, subsidiary, affiliate, officer or employee of the Borrower.
6) Not subject to a perfected first lien security interest in favor of the Bank.
7) Due from an account debtor located outside the United States and not supported by a standby letter of credit acceptable to the Bank.
8) Due from a unit of government, whether foreign or domestic.
9) Otherwise deemed ineligible by the Bank in its reasonable discretion.

Eligible Inventory means all inventory of the Borrower, at the lower of cost or market as determined by generally accepted accounting principals, except inventory which is:

            1)  Work-in-process.
            2)  In transit; or located at any warehouse not approved by the Bank.
            3)  Covered by a warehouse receipt, bill of lading or other document of title.
            4)  On consignment to or from any other person or subject to any bailment.
            5)  Damaged, obsolete or not salable in the Borrower’s ordinary course of business.
            6)  Subject to a perfected first lien security interest in favor of any third party.
            7)  Supplies or parts inventory.
            8)  Otherwise deemed ineligible by the Bank in its reasonable discretion.